Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 32% increase in net income

LANSING, Mich., Jan. 5, 2006 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the second quarter of FY 2006, which ended Nov. 30, increased 32% from the previous year’s second quarter. Neogen’s second quarter net income of $2,213,000 set a quarterly record for the 23-year-old company. On a per share basis, net income in the quarter rose to $0.26, compared to the prior year’s $0.20.

Year-to-date net income for the first six months of Neogen’s 2006 fiscal year increased 34% to $4,353,000 from $3,256,000 in FY 2005, or to $0.51 per share in the current year from $0.38 in the prior year. Second quarter revenues increased 7% to $18,256,000, also a quarterly record, compared to the prior year’s $17,133,000. Year-to-date, revenues rose 8% during the fiscal year’s first half to $35,034,000 from FY 2005’s $32,345,000.

The second quarter was the 51st consecutive profitable quarter from operations for the company, and the 55th quarter of the past 60 quarters to show increased revenues as compared with the previous year.

“Our solid second quarter results provide further evidence of improving efficiencies and general operational strength throughout Neogen,” said James Herbert, Neogen’s president. “It’s also important to note that the strong second quarter results do not include any of the anticipated positive effects of the operations of UCB’s former dairy antibiotic testing business acquired after the close of our second quarter.”

Neogen’s ongoing efforts to control costs and improve productivity was again evident in the second quarter. Gross margin as a percentage of sales increased to 52.0% of sales in the current quarter, from 47.3% in the prior year’s comparable quarter. On a year-to-date basis, Neogen’s gross margin improved to 52.3% of sales from 48.2% in FY 2005. General and administrative expenses declined slightly in the second quarter, and remained within the company’s target range of under 8% of sales. As a result of its cost-controlling efforts, Neogen’s operating income increased to 18.3% of sales compared with 13.9% in the prior year.

“Reporting an overall revenue increase of 7% is particularly gratifying in light of the fact that we had almost $500,000 in international product sales in the second quarter last year that will shift into the third and fourth quarters this fiscal year,” said Lon Bohannon, Neogen’s chief operating officer. “Hurricanes in Mexico contributed to the delay of a large shipment of rodenticides to December. We also had significant sales of GMO detection kits and equine botulism vaccine in last year’s second quarter that will be spread over this year’s third and fourth quarters.”

Neogen’s Animal Safety Division led the company’s second quarter revenue increase, with sales up 8% from $9,657,000 in FY 2005 to $10,443,000 in FY 2006. Year-to-date, the Animal Safety Division’s revenues were up 11% to $19,539,000 for FY 2006’s first six months. For the quarter, the division’s revenue increase was paced by a 28% improvement in sales of over-the-counter veterinary products, both to farm and ranch retailers, and the company’s extensive OTC distributor network. Sales of a nitrofurazone topical wound treatment product increased significantly after Neogen received a key FDA approval.

The Animal Safety Division’s sales also grew as a result of significant increases in sales of key life science products, and domestic sales of the company’s rodenticides. The domestic rodenticide sales increase was keyed by stronger than expected sales of Neogen’s zinc phosphide product to help control a population explosion of voles in food crops in the Pacific Northwest.

Neogen’s Food Safety Division revenues increased 5% in the second quarter compared to the same period of the prior year. Revenues were bolstered by a 25% increase in sales of test kits and related accessories to detect mycotoxins in grain. Widespread pockets of aflatoxin-contaminated corn in the United States led to more testing in the 2005 growing season, and Neogen’s new lateral flow testing format contributed significantly to the sales increase. Sales of food allergen testing products continued to show sustained growth. New allergen tests, new test formats, and anticipation of new labeling laws that went into effect on Jan. 1 all contributed to this growth.

Food Safety Division revenues also improved as a result of double-digit sales increases of Acumedia dehydrated culture media (DCM), both to traditional DCM markets and to food companies who use DCM for food safety testing purposes. In addition, Scotland-based Neogen Europe’s sales of food safety products into the European Union achieved solid second quarter growth compared to the prior year.

Since the Dec. 20 completion of the acquisition of Belgium-based UCB’s dairy antibiotic testing business, Neogen has been actively planning the integration of UCB’s Barcelona, Spain, operations into existing Neogen facilities in the United States, and has begun the process of pursuing a FDA approval that would allow the domestic sale of a key dairy antibiotic testing product. Sales of the former UCB products within North America are being handled by existing Neogen sales personnel, and sales outside of North America continue to be handled by Chr. Hansen, a well-known worldwide supplier of products to the dairy processing industry.

Neogen’s second quarter also saw Forbes Magazine name Neogen to its annual list of the 200 Best Small Companies in America for the fourth time in six years. The Forbes list is based on growth in sales, earnings, and return on equity for the past five years, and the latest 12 months.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2005	2004	2005	2004
Revenue
Food Safety	$7,813	$7,476	$15,495	$14,676
Animal Safety	10,443	9,657	19,539	17,669

Total revenue	18,256	17,133	35,034	32,345
Cost of sales	8,766	9,039	16,703	16,746

Gross margin	9,490	8,094	18,331	15,599
Other expenses
Sales & marketing	3,891	3,473	7,615	6,679
Administrative	1,450	1,529	2,690	2,680
Research & development	802	711	1,573	1,429

Total other expenses	6,143	5,713	11,878	10,788
Operating income	3,347	2,381	6,453	4,811
Other revenue	73	191	232	180

Income before tax	3,420	2,572	6,685	4,991
Income tax	1,207	900	2,332	1,735

Net income	$2,213	$1,672	$4,353	$3,256
Net income per diluted share	$0.26	$0.20	$0.51	$0.38

Other information:
Shares to calculate per share	8,525	8,521	8,470	8,494
Depreciation & amortization	$485	$463	$953	$897
Interest expense	0.4	29.4	0.4	53.1
Gross margin (% of sales)	52.0%	47.3%	52.3%	48.2%
Operating income (% of sales)	18.3%	13.9%	18.4%	14.9%
Revenue increase vs. FY 2005	6.6%		8.3%
Net income increase vs. FY 2005	32.4%		33.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2005	May 31 2005
Assets
Current assets
Cash & investments	$3,933	$1,972
Accounts receivable	12,894	10,469
Inventory	14,845	13,796
Other current assets	1,836	2,142
Total current assets	33,508	28,379
Property & equipment	12,300	12,193
Goodwill & other assets	23,450	23,312
Total assets	$69,258	$63,884

Liabilities & Stockholders’ Equity
Current liabilities	$6,475	$5,735
Long-term lines of credit	—	—
Other long-term liabilities	3,081	3,314
Stockholders’ equity—shares outstanding
8,261 in Nov. & 8,147 in May	59,702	54,835
Total liabilities & stockholders’ equity	$69,258	$63,884

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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